SUNDAY COMMUNICATIONS LIMITED
(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 0866)

NOTICE OF ANNUAL GENERAL MEETING

NOTICE IS HEREBY GIVEN THAT the annual general meeting of SUNDAY Communications Limited (the "Company") will be held at 13th Floor, East Wing, Warwick House, TaiKoo Place, 979 Kong's Road, Hong Kong on Wednesday, 25th May 2005 at 12:00 noon for the following purposes:

As ordinary business:

1. To receive and consider the audited Accounts and the Reports of the Directors and Auditors for the year ended 31st December 2004.

2. To re-elect the retiring Directors and to authorise the Board of Directors to fix the remuneration of the Directors.

3. To re-appoint auditors and to authorise the Board of Directors to fix their remuneration.

And as special business, to consider and, if thought fit, pass with or without amendments, the following resolutions as ordinary resolutions and special resolution respectively:

ORDINARY RESOLUTIONS

4. "THAT:

(a) subject to paragraph (c) below, the exercise by the Directors of the Company during the Relevant Period (as hereinafter defined) of all the powers of the Company to allot, issue and deal with additional shares in the share capital of the Company and to make or grant offers, agreements and options (including warrants, bonds, debentures, notes and any securities which carry rights to subscribe for or are convertible into shares in the Company) which would or might require the exercise of such power be and is hereby generally and unconditionally approved;

(b) the approval in paragraph (a) above shall authorise the Directors of the Company during the Relevant Period to make or grant offers, agreements and options (including warrants, bonds, debentures, notes and any securities which carry rights to subscribe for or are convertible into shares in the Company) which would or might require the exercise of such power after the expiry of the Relevant Period;

(c) the aggregate nominal amount of share capital allotted or agreed conditionally or unconditionally to be allotted (whether pursuant to an option or otherwise) by the Directors of the Company pursuant to the approval in paragraph (a) above, otherwise than pursuant to (i) a Rights Issue (as hereinafter defined), or (ii) an issue of shares in the Company upon the exercise of rights of subscription or conversion under the terms of any of the warrants or securities of the Company, or (iii) an issue of shares under the Company's employee share option scheme or similar arrangement for the time being and from time to time adopted, or (iv) an issue of shares as scrip dividend pursuant to the Articles of Association of the Company, shall not exceed the aggregate of:

(i) 20% of the aggregate nominal amount of the share capital of the Company in issue at the date of passing this resolution; plus

(ii) (if the Directors are so authorised by a separate ordinary resolution of the shareholders of the Company) the nominal amount of share capital of the Company repurchased by the Company subsequent to the passing of this resolution (up to a maximum equivalent to 10% of the aggregate nominal amount of the share capital of the Company in issue at the date of passing this resolution); and the said approval shall be limited accordingly;

(d) for the purposes of this resolution:

"Relevant Period" means the period from the passing of this resolution until whichever is the earliest of:

(i) the conclusion of the next annual general meeting of the Company;

(ii) the revocation or variation of the authority given under this resolution by an ordinary resolution of the shareholders of the Company in general meeting; and

(iii) the expiration of the period within which the next annual general meeting of the Company is required by the Articles of Association of the Company or any applicable laws to be held; and

"Rights Issue" means an offer of shares of the Company open for a period fixed by the Company or by the Directors of the Company to the holders of shares whose names appear on the register of members of the Company on a fixed record date in proportion to their then holdings of such shares as at that date (subject to such exclusions or other arrangements as the Directors of the Company may deem necessary or expedient in relation to fractional entitlements or having regard to any restrictions or obligations under the laws of, or the requirements of any recognised regulatory body or any stock exchange in, any territory applicable to the Company)."

5. "THAT:

(a) subject to paragraph (b) below, the exercise by the Directors of the Company during the Relevant Period (as hereinafter defined) of all the powers of the Company to repurchase its own shares on The Stock Exchange of Hong Kong Limited (the "Stock Exchange") or on any other stock exchange on which shares of the Company may be listed and which is recognised by the Securities and Futures Commission and the Stock Exchange for this purpose, subject to and in accordance with all applicable laws and the requirements of the Rules Governing the Listing of Securities on the Stock Exchange, be and is hereby generally and unconditionally approved;

(b) the aggregate nominal amount of shares of the Company which the Company is authorised to repurchase pursuant to the approval in paragraph (a) above during the Relevant Period shall not exceed 10% of the aggregate nominal amount of the issued share capital of the Company as at the date of passing this resolution and the said approval shall be limited accordingly; and

(c) for the purposes of this resolution:

"Relevant Period" shall have the same meaning as those ascribed to it under paragraph (d) of the resolution no. 4 in the notice convening this meeting."

6. "THAT conditional upon the passing of the resolutions no. 4 and 5 set out in the notice convening this meeting, the general mandate granted to the Directors pursuant to paragraph (a) of the resolution no. 4 shall be extended by the addition thereto of an amount representing the aggregate nominal amount of the share capital of the Company repurchased by the Company under the authority granted in resolution no. 5, provided that such amount shall not exceed 10% of the aggregate nominal amount of the issued share capital of the Company as at the date of passing this resolution."

SPECIAL RESOLUTION

7. "THAT the Articles of Association of the Company be and are hereby amended in the following manner :-

(i) By inserting the words "voting by way of a poll is required by the rules of the Designated Stock Exchange or" after the words "decided on a show of hands unless" in the third sentence of the existing Article 66.

(ii) By deleting the last sentence in the existing Article 86(3) and replacing therewith the following:

"Any Director so appointed by the Board to fill a casual vacancy shall hold office only until the next following general meeting of the Company and shall then be eligible for re-election. Any Director so appointed by the Board as an addition to the existing Board shall hold office only until the next following annual general meeting and shall then be eligible for re-election."

(iii) By deleting the existing Article 87(1) in its entirety and replacing therewith the following new Article 87(1):

"87. (1) Notwithstanding any other provisions in the Articles, at each annual general meeting one-third of the Directors for the time being (or, if their number is not a multiple of three(3), the number nearest to but not less than one-third) shall retire from office by rotation provided that every Director shall be subject to retirement by rotation at least once every three years. A Director retiring at a meeting shall continue to act as a Director throughout the meeting at which he retires.""

By Order of the Board
Raymond Wai Man Mak
Company Secretary

Hong Kong, 28th April 2005

Notes:

1. A member entitled to attend and vote at the meeting convened by the above notice is entitled to appoint one or more proxies to attend and, on a poll, to vote instead of him. A proxy need not be a member of the Company.

2. In order to be valid, the completed form of proxy, together with a power of attorney or other authority, if any, under which it is signed, or a notarially certified copy thereof, must be deposited at the Company's branch share registrar, Computershare Hong Kong Investor Services Limited, not less than 48 hours before the time appointed for holding the meeting or any adjourned meeting (as the case may be). The completion and depositing of the form of proxy will not preclude the member from attending the meeting and voting in person, if he/she so wishes. In the event that a member attends the meeting, his/her form of proxy will be deemed to have been revoked.

3. With regard to resolution no. 4, the Directors wish to state that, currently, they have no plans to issue any additional new shares of the Company other than shares to be issued upon exercise the subscription rights pursuant to the employee share option scheme of the Company. The present general mandate given by the members pursuant to the provisions of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the "Listing Rules") expires at the forthcoming annual general meeting and, accordingly, a renewal of that general mandate is now being sought.

4. With regard to resolution no. 5, the general mandate given by members pursuant to the provisions of the Listing Rules and the Hong Kong Code on Share Repurchases expires at the forthcoming annual general meeting and, accordingly, a renewal of that general mandate is now being sought. An explanatory statement (as required by the Listing Rules) is set out in the Appendix of the document containing this notice.

5. The Articles of Association of the Company are written in English. There is no official Chinese translation in respect thereof. Therefore, the Chinese version of resolution no. 7 above on amendments of the Articles of Association is purely a translation only. Should there be any discrepancies, the English version will prevail.

As at the date of this announcement, the Board comprises:

Executive Directors	Non-executive Directors
Mr. Richard John Siemens (Co-Chairman)	Mr. Kenneth Michael Katz
Mr. Edward Wai Sun Cheng (Co-Chairman)	Mr. Hongqing Zheng
Mr. William Bruce Hicks (Group Managing Director)
Mr. Kuldeep Saran	Independent Non-executive Directors
Mr. Andrew Chun Keung Leung	Mr. John William Crawford
Mr. Henry Michael Pearson Miles
Mr. Robert John Richard Owen